Exhibit 1.3

EARLY WARNING REPORT FILED PURSUANT TO
NATIONAL INSTRUMENT 62-103

and

Sections 176 (1), 176 (2), and 176(3) of the Securities Act (Alberta)
Sections 111(1) and 111(2) of the Securities Act (British Columbia)
Sections 92(1) and 92(2) of the Securities Act (Manitoba)
Sections 102(1) and 102(2) of the Securities Act (Newfoundland)
Sections 107(1) and 107(2) of the Securities Act (Nova Scotia)
Sections 101(1) and 101(2)of the Securities Act (Ontario)
Sections 147.11 and 147.12 of the Securities Act (Quebec)
Sections 126 (1) and (2) of the Securities Act (New Brunswick)
Sections 110(1) and 110(2) of the Securities Act, 1988 (Saskatchewan)

1.	Name and address of the offeror:

6575064 Canada Inc. (the “Offeror”) 275 Frank Tompa Drive Waterloo, Ontario, Canada N2L 0A1

The Offeror is a wholly-owned subsidiary of Open Text Corporation (“Open Text”).

2.	Designation and number or principal amount of securities and the Offeror’s securityholding percentage in the class of securities of which the Offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the news release, and whether it was ownership or control that was acquired in those circumstances:

On July 5, 2006, Open Text entered into lock-up agreements (the “Lock-up Agreements”) with certain shareholders (collectively, the “Supporting Shareholders”) of Hummingbird Ltd. (“Hummingbird”) who own or exercise control or direction over an aggregate of 3,179,725 common shares of Hummingbird (the “Subject Shares”), representing approximately 18.05% of the issued and outstanding common shares of Hummingbird as of June 19, 2006.

Pursuant to the terms of the Lock-up Agreements, each of the Supporting Shareholders has agreed to deposit, or cause to be deposited, and not withdraw (subject to certain limited rights of withdrawal) the Subject Shares pursuant to a public offer to purchase all of the outstanding common shares of Hummingbird at a price of U.S.$27.75 in cash per common share (the “Offer”) that the Offeror, subject to certain conditions, has announced that it will make.

A copy of the press release issued on July 5, 2006 in connection with the foregoing is attached hereto as Schedule “A”.

3.	Designation and number or principal amount of securities and the Offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the news release:

The Offeror, together with Open Text, owns 764,850 common shares of Hummingbird, or approximately 4.3% of the outstanding common shares of Hummingbird as of June 19, 2006. As a result of entering into the Lock-up Agreements, Open Text and the Offeror have acquired beneficial ownership (within the meaning of such term under applicable securities laws) of the Subject Shares, which, together with the common shares of Hummingbird already owned by Open Text, represent in the aggregate approximately 22.3% of the issued and outstanding common shares of Hummingbird as of June 19, 2006.

4.	Designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in question 3 over which:

(i)	the Offeror, either alone or together with any joint actors, has ownership and control:

The Offeror, together with Open Text, owns and controls an aggregate of 3,944,575 common shares of Hummingbird, or approximately 22.3% of the issued and outstanding common shares as of June 19, 2006.

(ii)	the Offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor:

Not applicable.

(iii)	the Offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership:

Not applicable.

5.	Name of the market in which the transaction or occurrence that gave rise to the news release took place:

Not applicable.

6.	Purpose of the Offeror and any joint actors in effecting the transaction or occurrence that gave rise to the news release, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

Open Text entered into the Lock-up agreements in anticipation of making an Offer. The Offeror has announced that it will make an Offer no later than July 15, 2006 for all the issued and outstanding common shares of Hummingbird at U.S.$27.75 per share, and, if the conditions to the Offer are satisfied or waived by the Offeror, the Offeror intends to acquire all of the common shares of Hummingbird deposited under the Offer. Should the Offeror acquire less than 100% of the outstanding common shares of Hummingbird under the Offer, the Offeror currently intends to acquire all of the remaining common shares of Hummingbird either by way of a compulsory acquisition or a subsequent acquisition transaction. It is currently anticipated that those shareholders of Hummingbird who do not accept the Offer will be offered, in the context of a compulsory acquisition or other subsequent acquisition transaction, the same consideration as those shareholders of Hummingbird who tender their common shares under the Offer.

7.	General nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the Offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the news release, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

Pursuant to the Lock-up Agreements, each of the Supporting Shareholders has agreed to tender its common shares of Hummingbird to a take-over bid by Open Text in the event that Open Text, either directly or through a subsidiary, makes an offer to purchase all of the outstanding common shares of Hummingbird, at a price of not less than U.S.$27.75 cash per common share and subject to certain take-over bid conditions.

Pursuant to the terms of the Lock-up Agreements, the Supporting Shareholders have agreed to vote the Subject Shares against any competing offer during the term of the Lock-up Agreements. The Lock-up Agreements may be terminated by the Supporting Shareholders in certain circumstances including if the Offer is not made prior to July 15, 2006, or if a third party publicly announces a competing offer at a higher price than the price offered by the Offeror in the event that the Offeror does not amend its offer within a prescribed period to be at least equal to the price of the third party offer. Open Text is also entitled to compensation by the Supporting Shareholders in the event of certain third party offers at a price greater than U.S.$27.75.

8.	Names of any joint actors in connection with the disclosure required by Appendix E to NI 62-103:

Open Text Corporation (the parent corporation of the Offeror), with a principal office located at 275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1.

9.	In the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the Offeror:

Under the Lock-up Agreements, Open Text has agreed to pay to the Supporting Shareholders, subject to the satisfaction or waiver of certain conditions, U.S.$27.75 per Subject Share tendered under the Offer.

10.	If applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements or Part 4 of NI 61-103 in respect of the reporting issuer’s securities:

Not applicable.

DATED at Lincolnshire, Illinois, this 6th day of July, 2006.

6575064 CANADA INC.

By: /s/ JOHN SHACKLETON
Name: John Shackleton
Title: President and Chief Executive Officer

SCHEDULE “A”

PRESS RELEASE

Open Text Intends to Acquire Hummingbird
Enters Into Lock-Up Agreements with Hummingbird Shareholders

WATERLOO, ON, July 5 /CNW/ – Open Text(TM) Corporation (TSX:OTC)(NASDAQ:OTEX), a leading provider of Enterprise Content Management (ECM) software, today announced its intention to make an offer through a wholly-owned subsidiary for all of the common shares of Hummingbird Ltd. (“Hummingbird”) at a price of U.S.$27.75 per common share in cash, representing a premium of approximately 20.0% over the closing price of the Hummingbird Shares on the Nasdaq on May 25, 2006, the day prior to the announcement by Hummingbird that it had entered into an arrangement agreement with affiliates of the Symphony Technology Group and the offer price is U.S.$1.00 greater than the Symphony Technology Group offer. It is Open Text’s intention to commence the offer by no later than July 15, 2006.

“We believe this acquisition will benefit the shareholders, customers, partners and employees of both companies,” stated John Shackleton, President and CEO of Open Text. “Size and global reach are critical to success in ECM and the addition of Hummingbird will further solidify Open Text as the leading global ECM player. Hummingbird is a strong strategic fit that adds to our solutions focus and increases the reach of our Global Partner Program. Open Text believes that its offer is at an attractive premium and price to Hummingbird shareholders.”

In connection with its offer, Open Text has entered into lock-up agreements with shareholders of Hummingbird representing 3,179,725 common shares or approximately 18% of the issued and outstanding common shares of Hummingbird (the “Lock-Up Agreements”) calculated as of June 19, 2006. Each party entering into a Lock-Up Agreement with Open Text has agreed to deposit, or cause to be deposited, and not withdraw (subject to certain limited rights of withdrawal) their common shares to the Open Text offer.

Prior to entering into the Lock-Up Agreements, Open Text, together with its affiliates, owned 764,850 common shares of Hummingbird or approximately 4.3% of the issued and outstanding common shares of Hummingbird as of June 19, 2006. As a result of entering into the Lock-up Agreements, Open Text and its affiliates have acquired beneficial ownership (with the meaning of such term under applicable securities laws) of the common shares of Hummingbird subject to the Lock-Up Agreements, which, together with the common shares of Hummingbird already owned by Open Text and its affiliates, represent in the aggregate approximately 22.3% of the issued and outstanding common shares of Hummingbird as of June 19, 2006.

Other shareholders of Hummingbird holding approximately 3.2 million common shares or approximately 18.2% of the issued and outstanding common shares calculated as of June 19, 2006 have also indicated to Open Text their support for a superior offer to the Symphony offer.

The offer will be subject to certain customary conditions including: (i) there having been deposited under the offer and not withdrawn, at the expiry time, a number of Hummingbird common shares such that the common shares deposited under the offer, together with all other Hummingbird common shares owned by Open Text or its affiliates, directly or indirectly, constitute not less than 66 2/3% of the outstanding Hummingbird common shares (on a fully diluted basis); (ii) there not having occurred any change in, among other things, the business, assets, prospects, results of operations or cash flows which is or may be considered to be materially adverse to Hummingbird and its subsidiaries taken as a whole; (iii) there having been obtained all governmental and regulatory approvals which, in Open Text’s sole judgement, are necessary or desirable in connection with the offer; and (iv) Hummingbird having made access available to Open Text, in a timely manner, to all non-public information relating to Hummingbird and its affiliates and subsidiaries, including access to management of Hummingbird, as may have been given, provided or made available by Hummingbird or any of its affiliates or subsidiaries to any other potential acquiror and Open Text having been satisfied with its review of such information.

Under the terms of the Lock-Up Agreements, the locked-up shareholders have agreed to vote their shares tendered to any Open Text offer against any competing transaction during the term of the lock-up. The lock-up agreement may be terminated by the locked-up shareholders in certain circumstances including, if the Open Text offer is not made prior to July 15, 2006, or if a third party publicly announces a competing offer at a higher price than the price offered by Open Text and Open Text does not amend its offer within a prescribed period to be at least equal to the price of such third party offer. Open Text is also entitled to compensation from the locked-up shareholders in the event of certain third party offers completed at a price greater than U.S. $27.75.

The Company intends to finance the offer through cash on hand and committed loan facilities to be provided by a Canadian chartered bank pursuant to a binding commitment letter. The committed loan facilities include a term loan facility and a revolving loan facility. Open Text does not intend to issue equity in connection with the completion of this acquisition. Open Text has retained RBC Capital Markets to act as its financial advisor on this transaction.

About Open Text

Open Text(TM) is a leading provider of Enterprise Content Management(ECM) software solutions that bring together people, processes and information in global organizations. Today, the Company supports approximately 20 million seats across 13,000 deployments in 114 countries and 12 languages worldwide. For more information on Open Text, go to: www.opentext.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This news release may contain forward-looking statements relating to the success of any of the Company’s strategic initiatives, the Company’s growth and profitability prospects, the benefits of the Company’s products to be realized by customers, the Company’s position in the market and future opportunities therein, the deployment of Livelink and our other products by customers, and future performance of Open Text Corporation. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. Forward-looking statements in this release are not promises or guarantees and are subject to certain risks and uncertainties, and actual results may differ materially. The risks and uncertainties that may affect forward-looking statements include, among others, the failure to develop new products, risks involved in fluctuations in currency exchange rates, delays in purchasing decisions of customers, the completion and integration of acquisitions, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company’s customers, demand for the Company’s products and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Form 10-K for the year ended June 30, 2005. You should not place undue reliance upon any such forward-looking statements, which are based on management’s beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change.

Copyright (C) 2006 by Open Text Corporation. LIVELINK and OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.

For further information: Paul McFeeters, Chief Financial Officer, Open Text Corporation, (905) 762-6121, pmcfeeters@opentext.com; Anne Marie K. Schwartz, Director, Investor Relations, Open Text Corporation, (617) 378-3369, aschwartz@opentext.com; Greg Secord, Director, Investor Relations, Open Text Corporation, (519) 888-7111 ext.2408, gsecord@opentext.com.